ASSET PURCHASE AGREEMENT


                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of this 23rd day of January 2004, by and between Appgen Technologies, Inc. a Delaware corporation ("Seller"), and Aptus, Corp., a Delaware corporation ("Buyer"). Buyer and Seller are referred to collectively herein as the "Parties."

                                    RECITALS

     WHEREAS, Buyer's core business includes Software Solutions and proprietary technology; and

     WHEREAS, Buyer desires to purchase from Seller intellectual property, including web site, promotional templates, documentation, technical support logs, customer lists, VAR lists, trade name(s) or company name(s) used by the Seller ("Assets"); and

     WHEREAS, subject to the terms and conditions contained in this Agreement, Seller desires to sell to Buyer, and Buyer agrees to purchase from Seller, the Assets.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, and warranties set forth in this Agreement, the parties agree as follows:

1. DEFINITIONS.

          "Assets" are defined and set forth in Exhibit C.

          "Buyer" has the meaning set forth in the preface above.

          "Closing" has the meaning set forth in section 2(c) below.

          "Closing Date" has the meaning set forth in section 2(c) below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Disclosure Schedule" has the meaning set forth in section 3 below.

          "Knowledge" means actual knowledge after reasonable investigation.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Party" has the meaning set forth in the preface above.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Post Closing Obligations" has the meaning set forth in section 8 below.

          "Purchase Price" has the meaning set forth in section 2(b) below.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable [or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings], (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "Seller" has the meaning set forth in the preface above.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

2. BASIC TRANSACTION.

     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Assets at the Closing for the consideration specified below in this section 2.

     (b) Purchase Price. At Closing, which shall occur on or before January 31, 2004, unless extended, Buyer shall pay as follows: 1. Upon the signing of the definitive Purchase Agreement a cash payment of $9,000.


     (c) Closing. Closing shall occur at 5:00 P.M., on January, 31, 2003 at 1127 Broadway Plaza, Suite 203, Tacoma, Washington 98402 as agreed to between Buyer and Seller, and shall be contingent upon Seller delivering Exhibit C and any required assignments attached hereto as Exhibits A and B and Buyer delivering the consideration specified in section 2b. In addition, Seller shall provide Buyer with Copies of all credit lines with any banks or other entities with whom Seller has entered into equity financing that shall be approved by Buyer in writing prior to close.

     (d) Deliveries at the Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in section 6(a) below; (ii) Buyer shall deliver to Seller the various certificates, instruments, and documents referred to in section 6(b) below; (iii) Seller shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments in the forms attached hereto marked collectively Exhibit A, if required, and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) Buyer shall execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit B, if required, and (B) such other instruments of assumption as Seller and its counsel reasonably may request; and (v) Buyer shall deliver to Seller, or on Seller's behalf, the consideration specified in section 2(b) above.


     (e) Notwithstanding anything else in this Agreement to the contrary, except as specifically set forth in Exhibit D, Buyer shall not assume, pay, perform, or discharge, and Seller shall solely retain, pay, perform and discharge, all obligations and liabilities of Seller relating to the Business, whether disclosed, undisclosed, direct, indirect, fixed or contingent, known or unknown, incurred in the ordinary course of business or otherwise.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller, to the best of Seller's knowledge, represents and warrants to Buyer that the statements contained in this section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 3), except as set forth in the Disclosure Schedule, attached as Exhibit D hereto, accompanying this Agreement and initialed by the Parties ("Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this section 3.

          (a) Organization of Seller. Seller is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

          (d) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

          (e) Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of any Security Interest or restriction on transfer. The assets of Seller being acquired through this Agreement consist of various confidential business and technical information and other operational relationships.

          (f) Seller has not previously sold, leased, transferred, encumbered or assigned any of the Assets;

          (g) Seller has not imposed any Security Interest upon any of the Assets;

          (h) Seller has not experienced any substantial loss or change in the Assets, their nature and scope within the past three months, except in regard to the closure of the seller's business activities;

          (i) Disclosure Schedule. The Disclosure Schedule shall list all exceptions to the warranties set out in the preceding paragraph, in any. The Disclosure Schedule shall be approved in writing by the Buyer before closing. The Disclosure Schedule shall also set forth each instance in which the Assets are subject to any outstanding injunction, judgment, order, decree, ruling, or charge in any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, or the absence thereof.

          (j) Disclosure. The representations and warranties contained in this section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this section 3 not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller that the statements contained in this section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this section 4.

          (a) Organization of Buyer. Buyer is a Nevada corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in section 2 above), shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in section 2 above).

5. PRE-CLOSING COVENANTS.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in section 6 below).

          (b) Notices and Consents. Seller shall give any notices to third parties that Buyer reasonably may request in connection with the matters referred to in section 3(c) above. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any necessary authorizations, consents, and approvals.

          (c) Preservation of the Asset. Seller shall keep the Asset substantially intact, except in regard to the Sellers termination of business activities.

          (e) Full Access. Seller shall permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller.

          (f) Notice of Developments. Each Party shall give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in section 3 and section 4 above. No disclosure by any Party pursuant to this section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Exclusivity. Seller shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller shall notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6. CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) Seller shall have procured all of the third party consents specified in section 5(b) above;

          (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Assets and to operate the former businesses of Seller; and

          (v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in section 6(a)(i)-(iv) is satisfied in all respects.

Buyer may waive any condition specified in this section 6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

          (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in section 6(b)(i)-(iii) is satisfied in all respects.

     Seller may waive any condition specified in this section 6(b) if it executes a writing so stating at or prior to the Closing.

7. TERMINATION.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before February 10, 2004, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2004, by reason of the failure of any condition precedent under section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          (b) Effect of Termination. If any Party terminates this Agreement pursuant to section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

8. POST CLOSING OBLIGATIONS.

                  None.

9. MISCELLANEOUS.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Agreement with Seller Stockholders.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by "Priority International" or "Priority Overnight" service through Federal Express, all fees prepaid, and addressed to the intended recipient as set forth below:

                  If to Buyer:

John P. Gorst, President
Aptus, Corp.
1127 Broadway Plaza, Suite 203
Tacoma, Washington 98402

                  If to Seller:

Appgen Technologies, Inc.
P.O. Box 789
West Sayville, NY

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

     (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of Buyer and Seller shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in section 8(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

     (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Western District of Washington in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

     (q) Bulk Transfer Laws. Buyer acknowledges that Seller shall not comply with the provisions of any bulk transfer laws, if any, of any jurisdiction in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written..

SELLER:

Appgen Technologies, Inc

By: /s/Mark Andre
Mark Andre
Chief Executive Officer

BUYER:

Aptus, Inc.

By: /s/ John P. Gorst
Name: John P. Gorst
Title: President

EXHIBIT A

List and Forms of Assignments

EXHIBIT B

List and Forms of Assumptions

EXHIBIT C

List of Assets

EXHIBIT D

Disclosure Schedule